BOLDFACE Group, Inc. Closes a $2 Million Financing

SANTA MONICA, Calif., Dec. 27, 2012 /PRNewswire/ — BOLDFACE Group, Inc. (BLBK), a Santa Monica, California based celebrity beauty licensing company founded by beauty industry veterans focused on top tier entertainment and designer opportunities in the market, including the “Khroma Beauty by Kourtney, Kim and Khloé Kardashian” brand (the “Company”), today announced that on December 21, 2012 the Company completed a private placement with a group of accredited investors of 12% secured convertible notes in the aggregate principal amount of $2,000,000 (the “Notes”) and 5-year warrants (the “Warrants”) to purchase 8,000,000 shares of the Company’s common stock, 50% of which are exercisable at $0.50 per share and 50% of which are exercisable at $1.00 per share.

“The closing of this private placement is the next major milestone for Boldface after a strong holiday season and our brand introduction to 4,500 doors. This additional capital assures a solid launch into market in the first quarter of 2013 with the core items in its “Khroma Beauty by Kourtney, Kim and Khloé Kardashian” brand,” said Nicole Ostoya, the Chief Executive Officer and President of the Company.

The Notes are convertible into shares of common stock at any time prior to maturity at $0.25 per share, subject to a one-time reset. The Notes will mature on August 21, 2013 and contain customary affirmative and negative covenants of the Company. The conversion price of the Notes and the exercise price of the Warrants are subject to “weighted average” and other customary anti-dilution protections. The Company is obligated to register the shares of common stock underlying the Notes and Warrants within a pre-defined period.

Net proceeds from the offering are expected to be used for general corporate purposes.

For more detailed information on this financing, see the Company’s Current Report on Form 8-K which will be filed with the United States Securities and Exchange Commission on or about December 28, 2012.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About BOLDFACE

BOLDFACE is a Santa Monica, California based celebrity beauty licensing company founded by Nicole Ostoya and Robin Coe-Hutshing, beauty industry veterans. Please visit www.boldfacegroup.com for further information.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the availability of additional funding; and the Company’s business, product development, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the United States Securities and Exchange Commission, including, the Company’s Current Reports on Form 8-K. The Company does not undertake to update these forward-looking statements.

Website: http://www.boldfacegroup.com